EXHIBIT INDEX

(d)(2) Amendment to Investment Management Services Agreement between Registrant on behalf of AXP Variable Portfolio - Partners Small Cap Value Fund and American Express Financial Corporation, dated June 3, 2002.

(d)(5) Investment Subadvisory Agreement between American Express Financial Corporation and Third Avenue Management LLC, dated Aug. 8, 2002.

(d)(6) Investment Subadvisory Agreement between American Express Financial Corporation and National City Investment Management Company, dated Aug. 1, 2002.

(d)(10) Amendment to Administrative Services Agreement between Registrant on behalf of AXP Variable Portfolio - Partners Small Cap Value Fund and American Express Financial Corporation, dated June 3, 2002.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 9, 2002.

(q)(2) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 9, 2002.